Exhibit 97.1

CLAWBACK POLICY

CENTOGENE N.V.

(the “Company”)

INTRODUCTION

1.	Article 1
a.

This clawback policy (this “Policy”) sets out the Company’s Clawback Policy as mandated by the SEC pursuant to the Dodd-Frank Act. This Policy (i) provides for the recoupment of certain Incentive Compensation in the event of a Financial Restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws and (ii) reflects certain Dutch legal provisions relating to the recoupment and/or adjustment of a Bonus from Managing Directors under certain circumstances defined by Dutch law, each in accordance with the terms and conditions set forth herein. This Policy is intended to comply with the requirements of Section 10D of the Exchange Act.

b.	This clawback policy´s scope covers:
i.	Directors or Employees of the CENTOGENE Group that are subject to Incentive Compensation as outlined in this policy;
ii.	Any Incentive Compensation received by a current or former individual in scope as per the aforementioned definition during the applicable recoupment period;
iii.	Any Bonus received by a Managing Director, irrespective of whether the Bonus was received before or after the Effective Date.

DEFINITIONS

2.	Article 2

In this policy the following definitions shall apply:

Bonus

Any variable Managing Director compensation that is partly or entirely conditional on the achievement of certain targets or the occurrence of certain events (e.g., signing bonuses, severance pay, cash bonuses, performance awards and contributions to pension funds).

Code	The U.S. Internal Revenue Code, as amended.
Covered Compensation	Any Incentive Compensation received by a current or former Executive Officer during the applicable Recoupment Period; provided that

1

CLAWBACK POLICY

(i).

such Covered Compensation was received by such Executive Officer (A) after the Effective Date, (B) after he or she commenced service as an Executive Officer and (C) while the Company had a class of securities publicly listed on a national securities exchange; and

(ii).

such Executive Officer served as an Executive Officer at any time during the performance period in respect of such Incentive Compensation.

For purposes of this Policy, Covered Compensation is “received” by an Executive Officer during the fiscal period in which the Financial Reporting Measure applicable to such Covered Compensation (or portion thereof) is attained, even if the payment or grant of such Covered Compensation occurs thereafter.

Dodd-Frank Act	The Dodd-Frank Wall Street Reform and Consumer Protection Act, US federal law enacted on 21st of July 2010.
Effective Date	The date at which this policy is implemented: December 01, 2023
Exchange Act	U.S. Securities Exchange Act of 1934, as amended.
Executive Officer

Any (a) individual who the Supervisory Board has determined is (i) the president, principal financial officer, principal accounting officer (or controller), (ii) any vice president of the Company in charge of a principal business unit, division or function, or (iii) any other officer of the Company who performs a policymaking function, (b) other individual who is required to be covered by this Policy pursuant to Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed and (c) other employees of the Company and its subsidiaries identified by the Supervisory Board from time to time.

Financial Reporting Measure

Any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (and any measures that are derived wholly or in part from any such measure), (ii) stock price measure or (iii) total shareholder return measure. For the avoidance of doubt, a Financial Reporting Measure does not need to be presented within the Company’s financial statements or included in a filing with the SEC.

Financial Restatement

A restatement of the Company’s Financial Statements due to the material noncompliance of the Company with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:

(a)

an error in previously issued financial statements that is material to the previously issued financial statements; or

(b)

an error that would result in a material misstatement if (A) the error were corrected in the current period or (B) left uncorrected in the current period.

Financial Restatement Preparation Date

The earlier of (i) the date that the Supervisory Board (or a committee thereof, or the officer(s) of the Company authorized to take such action if the Supervisory Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator or other legally authorized body causes the Company to prepare a Financial Restatement.

2

CLAWBACK POLICY

Financial Statements	Includes any statement of financial position, statement of comprehensive income, statement of cash flows, statement of stockholder’s equity, related schedules, and accompanying footnotes.
Incentive Compensation

Any compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation) that is granted, earned and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure.

Managing Director	A member of the management board of Centogene N.V.
Scope of Incentive Compensation

Incentive Compensation includes:

●
Nonequity incentive plan awards that are earned based wholly or in part on satisfying a financial reporting measure performance goal;
●
Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a financial reporting measure performance goal;
●
Other cash awards based wholly or in part on satisfaction of a financial reporting measure performance goal;
●
Restricted stock, restricted stock units (RSUs), performance-based restricted stock units (PSUs), stock options and stock appreciation rights (SARs) that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure; and
●
Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure.

Not in scope of Incentive Compensation

Incentive Compensation excludes:

●
Base salary;
●
Time-vesting awards or compensation that is awarded solely at the discretion of the Supervisory Board, in each case as long as their grant was not based on the achievement of a financial performance measure;
●
Any and all incentive-compensation awarded based on subjective standards;
●
Any and all incentive-compensation awarded based on operational measures; and
●
Erroneously awarded incentive compensation contributed to tax-qualified retirement plans.

Recoupment Period	The three fiscal years completed immediately preceding the date of any applicable Financial Restatement Preparation Date.
SEC	The United States Securities Exchange Commission.

3

CLAWBACK POLICY

TSR	Total Shareholder Return

FINANCIAL RESTATEMENT PROCESS

3.	Article 3

This article sets out the annual review process to determine the existence of a clawback trigger in the event of a Financial Restatement. The activities hereunder occur in such chronological order as set out below:

●	Upon each annual earnings publication on form 20-F, the Audit Committee, with delegated powers of the Supervisory Board, directs the Management Board to initiate the clawback review;
●	The Management Board determines the competent authority (internal or external) (the “Competent Authority”) to carry out the review;
●	Within one month of the review process initiation, the Management Board is notified by the Competent Authority of the existence and/or non-existence of a condition requiring a Financial Restatement;
●	In case of a determination by the Management Board that there is the existence of a condition requiring a Financial Restatement, the Management Board next determines whether the error meets the materiality definition, based on the relevant facts and circumstances and consistent with SEC guidance. Materiality analysis should consider the effects of the error not only on the fact of the financial statements, but also on the footnotes to the financial statements and should include evaluation of both quantitative and qualitative factors. This entirety of activities is carried out by the Management Board under the oversight of the Audit Committee and the Supervisory Board.
●	In the event that the Management Board determines that the condition is not material, the review documentation is archived and the Audit Committee confirms that no further action is to be taken.

CLAWBACK PROCESS

4.	Article 4

In the event the Supervisory Board determines that a Financial Restatement is required pursuant to Article 3, the Supervisory Board will then determine the amount of Covered Compensation subject to recovery (the “Recoverable Amount”). The Recoverable Amount is calculated by the Supervisory Board as follows:

●	Cash: With respect to Covered Compensation that was received by any current or former Executive Officer in the form of cash, the amount of Covered Compensation which will be treated as the Recoverable Amount is the difference between what was paid to such Executive Officer and what would have been paid had the Covered Compensation payout been calculated based on the restated financial information.
●	Equity: With respect to Covered Compensation that was received by any current or former Executive Officer in the form of equity or equity-based awards, the amount of Covered Compensation which will be treated as the Recoverable Amount will depend on the status of the applicable award. The

4

CLAWBACK POLICY

Company must recover the excess portion of the equity award that would not have been granted, vested or earned based on the Financial Restatement (considering the conditions thereto exist).

●	For Covered Compensation that was determined based on TSR or stock price, the Recoverable Amount is calculated based on the Company’s reasonable estimate of the effect of the restatement on the Company’s stock price, as determined by the Supervisory Board in its sole discretion.
●	All Recoverable Amounts will be determined on a pre-tax basis.

The Recoverable Amount is endorsed vis-à-vis the allowable exceptions, being:

●	The Company reasonably determines that the expense paid to a third party to recover the incentive compensation would exceed the amount of the incentive compensation to be recovered, making recovery impracticable;
●	The recovery of the incentive would violate a law of the Company’s home country that was passed before the final rule is published in the Federal Register, making this exception largely a nullity; or
●	The recovery of the incentive compensation would draw from deferred compensation under tax-qualified retirement plans.

Upon none of the three exceptions being applicable, the Company is eligible to recover the complete Recoverable Amount. The Supervisory Board may decide at its own discretion on the method of reclaiming excess incentive compensation in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity or equity-based awards; (iii) offsetting the Recoverable Amount from any compensation otherwise owed by the Company or any of its affiliates to the Executive Officer; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law; provided that, to the extent necessary to avoid any adverse tax consequences to the Executive Officer pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of Code) shall be made in compliance with Section 409A of the Code.

RECOUPMENT AND ADJUSTMENT OF A BONUS UNDER DUTCH LAW

The Company may and, if so directed by the Supervisory Board shall, recoup all or part of a Bonus that has already been paid to a Managing Director, to the extent payment of such Bonus was based on inaccurate information as to the achievement of targets or the occurrence of events on which the Bonus was based (as determined by the Supervisory Board acting in good faith). The claim for recoupment of a Bonus will expire after a period of five years has elapsed after the Company became aware that the Bonus was based on inaccurate information.

In addition, the Supervisory Board may (but is not required to) adjust a Managing Director’s entitlement to a Bonus that has not yet been paid to an appropriate amount, if payment of the (unadjusted) Bonus would be unacceptable according to standards of reasonableness and fairness (as determined by the Supervisory Board acting in good faith).

DISCLOSURE OBLIGATIONS

5

CLAWBACK POLICY

5.	Article 5

The disclosure rules that apply are listed hereunder and need be followed.

●	This Policy must be filed as an exhibit to the annual report on Form 20-F.
●	In case of recovery of Covered Compensation, the Company must disclose (a) the date of the relevant Financial Restatement and (b) detailed information regarding the recovery of excess Incentive Compensation, which shall include (i) the aggregate dollar amount of erroneously awarded Incentive Compensation attributable to that accounting restatement, (ii) if the financial reporting measure for the Incentive Compensation was stock price or TSR, the estimates used to determine the excess Incentive Compensation based on the Financial Restatement, (iii) the aggregate dollar amount of erroneously awarded Incentive Compensation that remains outstanding at the end of the last completed fiscal year, (iv) if recovery is impracticable, for each current or former named executive officer (on an individual basis) and for all other current and former Executive Officers as a group (on an aggregate basis), the amount of forgone recovery and a brief description of the reason the Company decided to not pursue recovery and (v) for each current and former named executive officer, disclose the amount of erroneously awarded compensation still owed that had been outstanding for 180 days or longer since the date the Company determined the amount owed.
●	The Company shall comply with any additional disclosure requirements established by the SEC, including with respect to the Company’s proxy statements or annual reports.

GOVERNING LAW AND JURISDICTION

Pursuant to a resolution to that effect, the Management Board may, with the approval of the Audit Committee, amend or supplement this policy and the rules therein subject to ongoing compliance with NASDAQ requirements, SEC rules and applicable law generally.

6.	Article 6

This policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

6